Exhibit 107

Calculation of Filing Fee Tables

F-4
(Form Type)

MKDWELL TECH INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares	457	(c)	2,058,934	$10.54	(2)		$21,701,164.36	0.00014760	$3,203.09
	Equity	Ordinary Shares	457	(c)	1,724,375	$10.54	(3)		$18,174,912.50	0.00014760	$2,682.62
	Equity	Ordinary Shares	457	(c)	57,500	$10.54	(4)		$606,050.00	0.00014760	$89.45
	Equity	Ordinary Shares	457	(f)(2)	14,343,228	$0.022	(5)		315,551.02	0.00014760	$46.57
	Equity	Ordinary Shares	457	(c)	958,333	$0.7518	(6)		$720,474.75	0.00014760	$106.34
	Equity	Ordinary Shares	457	(c)	47,812	$0.7518	(7)		$35,945.06	0.00014760	$5.31
	Equity	Ordinary Shares issuable upon the exercise of redeemable warrants	457	(g)	6,036,875	$11.51	(8)		$69,484,431.25	0.00014760	$10,255.90
	Equity	Warrants	457	(g)	6,036,875	—	(9)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$			$16,389.28
	Total Fees Previously Paid
	Total Fee Offsets
		Net Fee Due									$16,389.28

(1)	Upon the closing of the Business Combination described herein, the registrant will be “MKDWell Tech Inc.” (the “PubCo”). The securities registered herein comprises the securities to be issued upon the closing of the Business Combination. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends or similar transactions.

(2)	2,058,934 PubCo Ordinary Shares issuable in exchange for shares of Cetus Common Stock owned by Cetus Capital’s public stockholders. Pursuant to Rules 457(c) and 457(f), the proposed maximum offering price per PubCo Ordinary Share is based on the implied average of the high and low prices of the Cetus Capital Class A common stock as reported on the Nasdaq Capital Market on March 4, 2024, being $10.54.

(3)	1,724,375 PubCo Ordinary Shares issuable in exchange for shares of Cetus Common Stock owned by Cetus Sponsor LLC. Pursuant to Rules 457(c) and 457(f), the proposed maximum offering price per PubCo Ordinary Share is based on the implied average of the high and low prices of the Cetus Capital Class A common stock as reported on the Nasdaq Capital Market on March 4, 2024, being $10.54.

(4)	57,500 PubCo Ordinary Shares issuable in exchange for shares of Cetus Common Stock owned by EF Hutton, division of benchmark Investments, LLC. Pursuant to Rules 457(c) and 457(f), the proposed maximum offering price per PubCo Ordinary Share is based on the implied average of the high and low prices of the Cetus Capital Class A common stock as reported on the Nasdaq Capital Market on March 4, 2024, being $10.54.

(5)	14,343,228 PubCo Ordinary Shares estimated to be issuable in consideration for the exchange of ordinary shares of MKD BVI owned by its shareholders in connection with the Acquisition Merger. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. MKD BVI is a private company and no market exists for its securities.

(6)	958,333 PubCo Ordinary Shares in exchange for the cancellation of 5,750,000 Cetus Rights held by the public rightsholders of Cetus Capital. Pursuant to Rules 457(c) and 457(f), the proposed maximum offering price per PubCo Ordinary Share is based on $0.7518, the product of the implied average of the high and low prices of the Cetus Rights as reported on the Nasdaq Capital Market on March 1, 2024, being $0.1253, and six. Each Cetus Right entitles the holder thereof to receive one-sixth (1/6) of one PubCo Ordinary Share.

(7)	47,812 PubCo Ordinary Shares in exchange for the cancellation of 286,875 Cetus Rights held by Cetus Sponsor LLC. Pursuant to Rules 457(c) and 457(f), the proposed maximum offering price per PubCo Ordinary Share is based on $0.7518, the product of the implied average of the high and low prices of the Cetus Rights as reported on the Nasdaq Capital Market on March 1, 2024, being $0.1253, and six. Each Cetus Right entitles the holder thereof to receive one-sixth (1/6) of one PubCo Ordinary Share.

(8)	Represents 6,036,875 PubCo Ordinary Shares comprising (i) 5,750,000 PubCo Ordinary Shares issuable upon the exercise of the Public PubCo Warrants; and (ii) 286,875 PubCo Ordinary Shares issuable upon the exercise of the Private PubCo Warrants. Pursuant to Rules 457(g), the proposed maximum offering price per PubCo Ordinary Share is based on the exercise price of a PubCo Warrant of $11.50, and the implied average of the high and low prices of the warrants of Cetus Capital as reported on the Nasdaq Capital Market on March 4, 2024, being $0.0103, consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations.

(9)	Represents 6,036,875 PubCo Warrants to be issued to public stockholders of Cetus Capital and Cetus Sponsor upon the closing of the Business Combination. Pursuant to Rule 457(g), no separate fee is required.